EXHIBIT 3.1d

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.    Name of corporation:

Clean Enviro Tech Corp.

2.     The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.     The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

250,000,000 shares of common stock, par value $.001 per share

10,000,000 shares of preferred stock, par value $.001 per share

4.     The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000,000 shares of common stock, par value $.001 per share

10,000,000 shares of preferred stock, par value $.001 per share

5.     The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

19,517,744 shares of common stock, par value $.001 per share

10,000,000 shares of preferred stock, par value $.001 per share

6.     The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

All fractional shares are to be rounded up to the nearest whole share.

7.    Effective date of filing: (optional)

8.    Signature: (required) (must not be later than 90 days after the certificate is filed)

/s/ Liudmilla Voinarovska	President
Title
Signature of Officer

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Split

Revised: 3-6-09